                                                                   EXHIBIT 11.01

                             OCULAR SCIENCES, INC.

  STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE (BASIC AND DILUTED)

                                                          Three Months Ended
                                                               March 31,
                                                       -------------------------
                                                           2000         1999
                                                       -----------   -----------
Net income per share (basic):

   Net income                                          $ 7,133,000   $ 6,655,000
                                                       ===========   ===========

   Weighted average common shares outstanding           23,004,744    22,627,032
                                                       ===========   ===========

   Net income per share (basic)                        $      0.31   $      0.29
                                                       ===========   ===========

Net income per share (diluted):

   Net income (diluted)                                $ 7,133,000   $ 6,655,000
                                                       ===========   ===========

   Weighted average common shares outstanding           23,004,744    22,627,032

   Weighted average shares of stock options
     under the treasury stock method                       332,162       700,334
                                                       -----------   -----------

   Weighted average common and dilutive
     potential common shares outstanding                23,336,906    23,327,366
                                                       ===========   ===========

   Net income per share (diluted)                      $      0.31   $      0.29
                                                       ===========   ===========